                                                             EXHIBIT 99


                   MONSANTO COMPANY AND SUBSIDIARIES
                   ---------------------------------

         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars in millions)

                                                                                Year Ended December 31,
                                                           -----------------------------------------------------------------
                                                           1994           1993           1992           1991            1990
                                                           ----           ----           ----           ----            ----
Income (loss) from continuing operations before
 provision for income taxes...........................   $  895<F*>      $ 729<F*>      $(174)<F*>      $354<F*>        $716
  Add
    Fixed charges.....................................      182            184            231            233             248
    Less capitalized interest.........................      (10)           (12)           (16)           (24)            (29)
    Dividends from affiliated companies...............        2              5              5              5               6
  Less equity income (add equity loss) of affiliated
   companies..........................................      (21)           (20)            (1)            (3)             11
                                                         ------          -----          -----           ----            ----
      Income as adjusted..............................   $1,048          $ 886          $  45           $565            $952
                                                         ======          =====          =====           ====            ====
Fixed charges
  Interest expense....................................   $  131          $ 129          $ 169           $166            $176
  Capitalized interest................................       10             12             16             24              29
  Portion of rents representative of interest factor..       41             43             46             43              43
                                                         ------          -----          -----           ----            ----
      Fixed charges...................................   $  182          $ 184          $ 231           $233            $248
                                                         ======          =====          =====           ====            ====
Ratio of earnings to fixed charges....................     5.76           4.82           0.19           2.42            3.84
                                                         ======          =====          =====           ====            ====

<F*>Includes restructuring and other unusual items of $7 million, $(30)
    million, $699 million and $457 million in 1994, 1993, 1992 and 1991, respectively. Excluding the restructuring and other unusual items, the ratio of earnings to fixed charges would have been 5.80, 4.65, 3.22 and 4.39, respectively.

                                    25